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Exhibit 21.1

List of Subsidiaries of Sanchez Energy Corporation

Name	Jurisdiction
SEP Holdings III, LLC	DE
SN Marquis LLC	DE
SN Cotulla Assets, LLC	TX
SN TMS, LLC	DE
SN Midstream, LLC	DE

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  Exhibit 21.1
List of Subsidiaries of Sanchez Energy Corporation